Exhibit 4.3
WARRANT TO PURCHASE COMMON STOCK
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 2, 2010, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.
THIS WARRANT IS ISSUED AS A UNIT WITH A NUMBER OF ONE ONE-HUNDREDTHS OF A SHARE OF SERIES B PREFERRED STOCK OF THE CORPORATION EQUAL TO THE SHARES PURCHASABLE HEREBY AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN CONNECTION WITH A CORRESPONDING NUMBER OF SUCH FRACTIONAL SHARES.
WARRANT No. _______
to purchase

Shares of Common Stock
POSTROCK ENERGY CORPORATION
a Delaware Corporation
Issue Date:
     1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.
     “Affiliate” has the meaning ascribed to it in the Purchase Agreement.
     “Board of Directors” means the board of directors of the Corporation, including any duly authorized committee thereof.

     “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in Oklahoma City, Oklahoma or New York, New York generally are authorized or obligated by law, regulation or executive order to close.
     “Change of Control” has the meaning ascribed to it in the Series A Certificate.
     “Common Stock” means the Corporation’s Common Stock, $0.01 par value per share.
     “Corporation” means PostRock Energy Corporation, a Delaware corporation.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Effective Date” means the date that is the earlier of (i) ___________1 and (ii) any Change of Control of the Corporation.
     “Exercise Price” means $3.15.2
     “Expiration Time” has the meaning set forth in Section 3.
     “Fractional Share” with respect to the Series B shall mean one one-hundredth of a share of Series B.
     “Issue Date” has the meaning set forth in the title of this Warrant.
     “Liquidation Preference” has the meaning ascribed to it in the Series A Certificate.
     “Market Price” means, with respect to the Common Stock, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the Nasdaq Stock Market on such day. If the Common Stock is not traded on the Nasdaq Stock Market on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock on that date shall mean the fair market value per share as determined by the Board of Directors, acting in good faith, in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Corporation for this purpose and certified in a resolution sent to the Warrantholder. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be

[1]	120 days after the Closing date.

[2]	Warrants issued in respect of accrued but unpaid dividends on shares of Series A shall have an exercise price equal to the Market Price of the Common Stock on the trading day immediately prior to the applicable dividend payment date.

deemed to commence immediately after the regular scheduled closing time of trading on the Nasdaq Stock Market or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
     “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
     “Purchase Agreement” means the Securities Purchase Agreement, dated as of September 2, 2010, as amended from time to time, between the Corporation, White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P., including all schedules and exhibits thereto.
     “Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Series A” means the Corporation’s preferred stock designated as “Series A Cumulative Redeemable Preferred Stock,” $0.01 par value per share.
     “Series A Certificate” means the Certificate of Designations of Series A Cumulative Redeemable Preferred Stock relating to the Series A, as it may be amended from time to time.
     “Series B” means the Corporation’s preferred stock designated as “Series B Voting Preferred Stock,” $0.01 par value per share.
     “Series B Certificate” means the Certificate of Designations of Series B Voting Preferred Stock relating to the Series B, as it may be amended from time to time.
     “Transaction Documents” has the meaning given to it in the Purchase Agreement.
     “Warrantholder” means the holder of this Warrant or its permitted assigns.
     “Warrant” means this Warrant, issued pursuant to the Purchase Agreement.

     2. Number of Shares; Exercise Price. This certifies that, for value received, the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Corporation, in whole or in part, after the receipt of all applicable Regulatory Approvals, up to an aggregate of ___ fully paid and nonassessable shares of Common Stock (each a “Share”), at a purchase price per Share equal to the Exercise Price, provided, however, if the Warrantholder provides a certificate in a form satisfactory to the Corporation representing that Warrantholder is not subject to any restrictions under the HSR Act, the Warrantholder may exercise such Warrants without filing any notification and report forms under the HSR Act.
     3. Exercise of Warrant; Term.
          (a) The right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the Effective Date and after the receipt of all applicable Regulatory Approvals, but in no event later than 5:00 p.m., New York City time, on the date that is ninety (90) months after the Issue Date (the “Expiration Time”), by (A) the surrender of (i) this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder and (ii) certificates representing a number of Fractional Shares equal to the Shares thereby purchased, in each case, at the principal executive office of the Corporation located at 210 Park Avenue, Suite 2750, Oklahoma City, OK 73102 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Corporation), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder by (i) tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation, (ii) electing a cashless exercise pursuant to Section 3(b), or (iii) offsetting the Exercise Price against the Warrantholder’s Series A Liquidation Preference as set forth in Section 3(c).
          (b) If, as of the day immediately preceding the time a Notice of Exercise is delivered to the Corporation, the Market Price of one Share is greater than the Exercise Price, in lieu of exercising this Warrant for cash, the Warrantholder may elect to receive Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant and Notice of Exercise (which shall include notice of such election) in which event the Corporation shall issue to the Warrantholder a number of Shares computed using the following formula:

X =	Y (A-B) A
          Where:
X = the number of Shares to be issued to the Warrantholder
Y = the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised
A = the Market Price of one Share set forth above
B = the Exercise Price

     (c) In lieu of exercising this Warrant for cash, the Warrantholder may elect to pay the aggregate Exercise Price payable for the Shares being purchased by delivering to the Corporation for cancellation such number of shares of Series A held by the Warrantholder having an aggregate Liquidation Preference equal to such aggregate Exercise Price as of the date of such payment.
     (d) If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Corporation within a reasonable time, and in any event not exceeding five business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approvals.
     4. Forced Exercise.
     (a) After the Effective Date, if the Conditions to Forced Exercise have been satisfied, the Corporation may force exercise of this Warrant by the Warrantholder, in whole or in part, as set forth in this Section 4, by delivering to the Warrantholder a notice thereof in the form annexed hereto (“Forced Exercise Notice”), duly completed and executed on behalf of the Corporation. The aggregate number of Shares to be exercised with respect to all warrants issued pursuant to the Purchase Agreement, including this Warrant (the “Forced Shares”), shall not be less than 750,000 or greater than 50% of the trading volume of the Common Stock during the twenty (20) trading days preceding the date of the Forced Exercise Notice. Within forty (40) business days after receipt of the Forced Exercise Notice, the Warrantholder shall deliver to the Corporation a Notice of Exercise as set forth in Section 3(a) for the Forced Shares applicable to this Warrant. If at any time prior to the delivery of the Notice of Exercise by the Warantholder, the Conditions to Forced Exercise cease to be met, the Forced Exercise Notice shall be deemed to have been revoked.
     (b) In no event shall the Warrantholder be forced to exercise in excess of 50% of all Shares issuable hereunder nor shall the Corporation be permitted to deliver more than one Forced Exercise Notice in any three (3) month period. If the Corporation forces an exercise pursuant to this Section 4, it must then simultaneously take the same action in the same proportion with respect to any other warrants issued pursuant to the Purchase Agreement.
     (c) For purposes of this Section 4:
          “Conditions to Forced Exercise” means that each of the following conditions have been met: (i) the Weighted Average Price of the Common Stock exceeds 300% of the Exercise Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issue Date) for the thirty (30) consecutive trading days immediately preceding the date of delivery of the Forced Exercise Notice; (ii) a registration statement is effective and available for the resale of all remaining Common Stock issuable upon exercise of the Warrants; (iii) the Common Stock is designated for quotation on the NASDAQ Global Market or another U.S. national securities exchange and must not have been suspended from trading on such market nor shall delisting or suspension by such market been threatened or pending either (A) in writing by such market, or (B) by falling below the minimum listing maintenance requirements of such market; and (iv) the Corporation otherwise must be in material compliance with and must not have breached in any material respect any provision, covenant, representation or warranty of any Transaction Document that remains uncured.
     “Weighted Average Price” means, with respect to the Common Stock as of any date, the dollar volume-weighted average price for such security on the NASDAQ Global Market or, if the Common Stock is no longer traded on the NASDAQ Global Market, the principal U.S. national securities exchange on which the Common Stock is then traded, during the period beginning at 9:30:01 a.m., New York Time (or such other time as the NASDAQ Global Market or such exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the NASDAQ Global Market or such exchange publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions.
     5. Issuance of Shares; Authorization; Listing. Subject to compliance with the transfer restrictions applicable to this Warrant and the Shares pursuant to the provisions hereof and the Purchase Agreement, certificates for Shares issued upon exercise of this Warrant shall be issued in such name or names as the Warrantholder may designate and shall be delivered to such named Person or Persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised and the Exercise Price for the Shares thereby purchased has been duly delivered, in accordance with the terms of this Warrant. The Corporation hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, except as otherwise provided herein, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Shares so issued shall be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Shares may not be actually delivered on such date. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock issuable upon exercise of this Warrant. The Corporation shall (A) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Shares at all times after issuance. The Corporation shall use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded. The Corporation and the Warrantholder shall reasonably cooperate to take such other actions as are necessary to obtain (i) any Regulatory Approvals applicable to Warrantholder’s exercise of its rights hereunder, including with respect to the issuance of the Shares and (ii) any regulatory approvals applicable to the Corporation as a result of the issuance of the Shares.

     6. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the Exercise Price for such fractional share; provided, however, that the Corporation may, at its option, round up to the nearest whole share of Common Stock in lieu of any cash payment.
     7. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Corporation prior to the date of exercise hereof. The Corporation shall at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.
     8. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.
     9. Transfer/Assignment.
          (a) Subject to compliance with clauses (b) and (c) of this Section 9, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Corporation by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Corporation, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Corporation described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 9 shall be paid by the Corporation.
          (b) Notwithstanding the foregoing, this Warrant and any rights hereunder, and any Shares issued upon exercise of this Warrant, shall be subject to the applicable restrictions as set forth in Section 3.9 of the Purchase Agreement.
          (c) If and for so long as required by the Purchase Agreement, this Warrant Certificate shall contain a legend as set forth in Section 3.10 of the Purchase Agreement.
          (d) The Warrant is issued as a unit with a number of Fractional Shares equal to the number of Shares purchasable hereby and may not be sold or otherwise transferred except in connection with the corresponding number of such Fractional Shares.
     10. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Corporation, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Corporation shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

     11. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.
     12. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.
     13. Rule 144 Information. The Corporation shall use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Corporation is not required to file such reports, it shall, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it shall use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to, if permitted by the terms of this Warrant and the Purchase Agreement, sell this Warrant without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Corporation will deliver to such Warrantholder a written statement that it has complied with such requirements.
     14. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:
          (a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
          (b) Reorganization, Consolidation, Merger and Other Changes. In case of any capital reorganization or change in the Common Stock of the Corporation (other than as a result of a subdivision, combination, or stock dividend provided for in Section 14(a) above), or consolidation or merger of the Corporation with or into another entity, or the sale of all or substantially all of its assets to another entity shall be effected in such a way that holders of the Corporation’s Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock, then, as a condition of such reorganization, change, consolidation, merger or sale, lawful provision shall be made, and duly executed documents evidencing the same from the Corporation or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, change, consolidation, merger or sale by a holder of the same number of shares of Common Stock as were purchasable by the Warrantholder immediately prior to such reclassification, reorganization, change, consolidation, merger or sale. In any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.
          (c) Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 14, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each Warrantholder at the address appearing in the Corporation’s records. The Corporation shall also issue to the Warrantholder a number of additional Fractional Shares so that, following such issuance, the number of Fractional Shares issued with respect to this Warrant shall equal the number of Shares then purchasable hereby.
     15. Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 3 hereof. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to the Transaction Documents or the transactions contemplated hereby or thereby.

     16. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Corporation.
     17. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Corporation and the Warrantholder.
     18. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
     If to the Corporation, to:
PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, OK 73102
Attention: Chief Executive Officer
Telephone: (405) 702-7487
Facsimile: (405) 702-7756
     with a copy to (which copy alone shall not constitute notice):
Baker Botts LLP
1500 San Jacinto Center
98 San Jacinto Boulevard
Austin, Texas 78701-4078
United States of America
Attention: Laura L. Tyson
Facsimile: 512.322.8377
     19. Entire Agreement. This Warrant and the Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.

POSTROCK ENERGY CORPORATION
By:
Name:
Title:

Attest:
By:
Name:
Title:

[Form of Notice of Exercise]
Date: _________

TO:	PostRock Energy Corporation

RE:	Election to Purchase Common Stock
     The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock:
          ☐ in cash
          ☐ by cashless exercise
          ☐ by offset to the undersigned’s Series A liquidation preference
     A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.
Number of Shares of Common Stock:
Aggregate Exercise Price:

Holder:

By:

Name:

Title:

[Form of Forced Exercise Notice]

Date: _________

TO:	[Insert name of Warrantholder] (“Warrantholder”)

RE:	Forced Exercise of Warrant
     The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby delivers notice of a forced exercise of the Warrant for _____ Shares. The undersigned represents and warrants to the Warrantholder that the Conditions to Forced Exercise (as defined in the Warrant) have been satisfied. The trading volume of the Common Stock during the twenty (20) trading days preceding the date of this Notice is __________. The undersigned shall notify the Warrantholder if at any time prior to the Warrantholder’s delivery of a Notice of Exercise (as defined in the Warrant) the Conditions to Forced Exercise cease to be met.

POSTROCK ENERGY CORPORATION

By:

Name:

Title: